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    FORM 3                                                                                                    OMB APPROVAL
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                                                                                                     OMB Number      3235-0104
                                                                                                     Expires:        PENDING
                                                                                                     Estimated average burden hours
                                                                                                     per response...........0.5
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                                           U.S. SECURITIES AND EXCHANGE COMMISSION
                                                  Washington, D.C. 20549

                                 INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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|1.Name and Address of Reporting Person* |2.Date of Event Requiring|4.Issuer Name and Ticker or Trading Symbol                     |
|                                        |  Statement              |                                                               |
|    Eweson,     Dorothy       D.        |  (Month/Day/Year)       |  Emex Corporation (EMEX)                                      |
|                                        |  November 28, 2001      |                                                               |
|----------------------------------------|------------------------------------------------------------------------------------------
|    (Last)      (First)       (Middle)  |3.IRS or Social Security |5.Relationship of Reporting        |6.If Amendment, Date of    |
|                                        |  Number of Reporting    |  Person(s) to Issuer              |  Original (Month/Day/Year)|
| c/o Keswick Management Inc.            |  Person (Voluntary)     |         (Check all applicable)    |  N/A                      |
| Attn:  James J. Ruddy                  |                         |  ___ Director     X  10% Owner    |---------------------------|
| 1330 Avenue of the Americas, 27th Floor|                         |  ___ Officer     ___ Other        |7.Individual or Joint/Group|
|----------------------------------------|                         |  (give title     (specify below)  |  Filing                   |
|              (Street)                  |                         |  below)                           |  (Check applicable line)  |
|                                        |                         |                                   |  X Form filed by One      |
|                                        |                         |                                   |    Reporting Person       |
|                                        |                         |     ________________________      |  __Form filed by More than|
| New York        New York    10019      |                         |                                   |    One Reporting Person   |
|----------------------------------------|-----------------------------------------------------------------------------------------|
|  (City)         (State)     (Zip)      |                                                                                         |
|                                        |                     TABLE I - Non-Derivative Securities Beneficially Owned              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security                     |2. Amount of Securities  |3. Ownership Form:  |4. Nature of Indirect Beneficial Ownership|
|  (Instr. 4)                            |   Beneficially Owned    |   Direct (D) or    |   (Instr. 5)                             |
|                                        |   (Instr. 4)            |   Indirect (I)     |                                          |
|                                        |                         |   (Instr. 5)       |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
| Common Stock (1)                       | 0                       | N/A                | N/A                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                        |                         |                    |                                          |
|                                        |                         |                    |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                        |                         |                    |                                          |
|                                        |                         |                    |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                        |                         |                    |                                          |
|                                        |                         |                    |                                          |
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FORM 3 (continued)                         TABLE II - Derivative Securities Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
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|1.Title of Derivative Security   |2.Date Exercisable |3.Title and Amount of Securities   |4.Conversion |5.Ownership  |6.Nature of |
|  (Instr. 4)                     |  and Expiration   |  Underlying Derivative Security   |  or Exercise|  Form of    |  Indirect  |
|                                 |  Date (Month/     |  (Instr. 4)                       |  Price of   |  Derivative |  Beneficial|
|                                 |  Day/Year)        |                                   |  Derivative |  Security:  |  Ownership |
|                                 |-------------------------------------------------------|  Security   |  Direct (D) |  (Instr. 5)|
|                                 |Date    |Expiration|                     |Amount or    |             |  or Indirect|            |
|                                 |Exercis-|Date      |       Title         |Number of    |             |  (I)        |            |
|                                 |able    |          |                     |Shares       |             |  (Instr. 5) |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                 |        |          |                     |             |             |             |            |
|                                 |        |          |                     |             |             |             |            |
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Reminder:   Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1)   The Reporting Person may be considered a beneficial owner of more than 10% of the common stock under Sec. 13(d) of the
      Exchange Act as a result of her interest as a pledgee under certain pledges. The Reporting Person does not have a pecuniary interest in any common stock of the Issuer.


*  If the form is filed by more than one reporting person, see Instruction 5(b)(v)

** Intentional misstatements or omissions of facts constitute Federal         /s/ Dorothy D. Eweson                 January 24, 2002
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            -----------------------------------   ----------------
                                                                               **Signature                                 Date
Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                                                                              Page 2
                                                                                                                     SEC 1473 (7/96)
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